Exhibit 10.61

MRS. FIELDS’ COMPANIES, INC.
PHANTOM STOCK PLAN

1.                                      Purpose of the Plan.

The purpose of the Mrs. Fields’ Companies, Inc. Phantom Stock Plan (the “Plan”) is to provide long-term incentives to certain key employees of Mrs. Fields’ Companies, Inc., a Delaware corporation (“Mrs. Fields”).  Awards under the Plan will be granted to a Participant (as defined below) in the form of performance units (“Performance Units”).

2.                                      Authorized Performance Units; Non-Transferability.

(a)                                  Authorized Performance Units.  The maximum number of Performance Units that may be awarded under the Plan shall not exceed an aggregate of one million Performance Units.  If any Performance Units awarded under the Plan are forfeited or cancelled, those Performance Units may again be awarded under the Plan.

(b)                                 Adjustments.  If Mrs. Fields effects a subdivision or split of the outstanding common stock of Mrs. Fields (the “Common Stock”), the Performance Units in effect immediately before that subdivision or split will be proportionally increased.  Conversely, if Mrs. Fields at any time or from time to time combines the outstanding shares of Common Stock, the Performance Units in effect immediately before the combination shall be proportionately decreased.  Any adjustment under this section is effective at the close of business on the date the subdivision, split or combination becomes effective.  Participants have no anti-dilution protection other than as set forth in this section.

(c)                                  Vesting.  Except as otherwise expressly provided in the applicable Performance Unit Grant Agreement (as defined below), all Performance Units shall be fully vested upon grant.

(d)                                 Non-Transferability.  Performance Units, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  In the event of a Participant’s death or disability, payment of any amount due under the Plan shall be made to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law.

(e)                                  No Voting and Dividend Rights.  No Participant shall be entitled to any voting rights, to receive any dividends, or to have his Account (as defined below) credited or increased as a result of any dividends or other distribution with respect to the Common Stock.

3.                                      Administration of the Plan.

(a)                                  General.  The Plan shall be administered by the compensation committee (the “Committee”) of the board of directors (the “Board”) of Mrs. Fields or, if there is no compensation committee or similarly constituted committee, by the Board.  The term “Committee” shall, for all purposes of the Plan, be deemed to refer to the Board if the Board is administering the Plan.  Subject to the provisions of the Plan, the Committee shall have exclusive power to select the key employees to be granted Performance Units, to determine the number of Performance Units to be granted to each key employee selected, to determine the time or times when Performance Units will be granted, and to determine the time or times, and the conditions subject to which any Performance Units may become payable.

(b)                                 Interpretation.  The Committee is entitled to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards may be made or payable, and to make any other determinations that it believes necessary or advisable for the administration of the Plan.  Determinations by the Committee are final and binding on all parties with respect to all matters relating to the Plan.

(c)                                  Amendment of the Plan.  The Board may alter or amend the Plan from time to time without obtaining the approval of the shareholders of Mrs. Fields or any Participants.  No amendment to the Plan may materially alter, impair or reduce the number of Performance Units granted under the Plan prior to the effective date of the amendment without the written consent of any affected Participant; provided, however, that no Participant’s consent shall be required with respect to the Board’s termination of the Plan.

(d)                                 Funding of the Plan.  The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of Mrs. Fields for payment of any benefits hereunder.  No Participant or other person shall have any interest in any particular assets of Mrs. Fields by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of Mrs. Fields with respect to any rights under the Plan.

(e)                                  Expiration and Termination of Plan.  The Plan shall expire on the date as of which the Board, in its sole discretion, determines that the Plan shall terminate.  No Performance Units shall be granted pursuant to the Plan on or after the date of termination of the Plan, although after such date, payments shall be made pursuant to the terms of the Plan with respect to Performance Units granted prior to the date of termination.

4.                                      Participation in Plan.

Employees will be selected for participation in the Plan by the Committee.  The term “employee” means any person (including any officer) employed by Mrs. Fields or any of its affiliates, and no employee shall be excluded from participation in the Plan because of his or her status as a director of Mrs. Fields.  An employee may be granted more than one award of Performance Units under the Plan.

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5.                                      Grants of Performance Units.

(a)                                  General.  Performance Units shall be granted to such employees of Mrs. Fields or its affiliates as the Committee shall determine.  The chief executive officer of Mrs. Fields shall make a recommendation to the Committee regarding the allocation of Performance Units, which recommendation will include the employees (other than the chief executive officer) designated to receive Performance Units and the number of Performance Units to be granted to each employee.  The Committee is not bound by any recommendation of the chief executive officer.  Employees who receive a grant of Performance Units under the Plan are referred to as “Participants.”

(b)                                 Initial Grant.  As soon as practicable after the Effective Date (as defined below), the Committee shall grant 392,418 Performance Units to employees of Mrs. Fields to be allocated among those employees based upon the discretion of the Committee.  In anticipation of such grants, the chief executive officer of Mrs. Fields shall make an appropriate recommendation to the Committee as described in Section 5(a) above.

(c)                                  Performance Unit Accounts.  Performance Units granted to a Participant shall be credited to a Performance Unit account (an “Account”) established and maintained for that Participant.  The Account of a Participant will be the record of Performance Units granted to him or her under the Plan.  The Account shall exist solely for accounting purposes and shall not require a segregation of any assets of Mrs. Fields to satisfy any obligations of Mrs. Fields hereunder.  Upon request by the Participant, or at such times as determined by the Committee, Mrs. Fields shall furnish each Participant with a statement setting forth the number of Performance Units in his or her Account.  Such statement shall be deemed to be correct unless written notice of a dispute is delivered to the Committee within 30 days of the receipt of such statement by the Participant.

(d)                                 Performance Unit Grant Agreements.  Each grant of Performance Units shall be evidenced by a written agreement (a “Performance Unit Grant Agreement”), containing non-compete and non-solicitation provisions and such other terms and conditions and in such form, not inconsistent with the Plan, as the Committee shall, in its sole discretion, provide.  The form of Performance Unit Grant Agreement approved by the Committee as of the date hereof is set forth on Exhibit A attached hereto.  Each Performance Unit Grant Agreement shall be executed by Mrs. Fields and the Participant.

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6.                                      Payment of Value of Performance Units.

(a)                                  Payout.  Upon the completion of a transaction constituting a Triggering Event (as defined below) and Mrs. Fields’ receipt of all, or substantially all, of the consideration payable to Mrs. Fields in connection therewith, Mrs. Fields shall pay, in accordance with the provisions of this Section 6, each Participant an amount equal to the Performance Unit Value multiplied by the number of Performance Units held by the Participant on the date of the Triggering Event.

(b)                                 Triggering Events.  A “Triggering Event” occurs upon the first to occur of any of the following events:

(i)                                     Mrs. Fields completes the sale of all or substantially all of its assets in any single transaction or any series of related transactions.

(ii)                                  Mrs. Fields completes any stock sale, merger, consolidation or other transaction pursuant to which the owners of Common Stock immediately before the transaction do not own in excess of 50% of the common stock of the entity surviving such merger, consolidation or other transaction. Any distribution of cash or equity (and its effect on beneficial ownership of Common Stock) to Capricorn Investors II, L.P. or Capricorn Investors III, L.P., is specifically excluded from the definition of a Triggering Event.

(iii)                               Mrs. Fields completes the sale of any of its Common Stock in a public offering under the Securities Act of 1933 pursuant to which Mrs. Fields receives proceeds, net of any underwriter’s discount and underwriter’s expense allowance, of not less than $50 million.

(1)                                  Form of Payment.  Any amount payable by Mrs. Fields to a Participant hereunder may be paid in cash or through the issuance of equity securities of Mrs. Fields, as determined appropriate by the Committee, subject to compliance with all applicable laws, including federal and state securities laws.  In the event the Committee elects to issue to the Participant equity securities of Mrs. Fields, the Board may condition such issuance upon the Participant’s execution and delivery to Mrs. Fields of documentation the Board determines necessary to comply with applicable laws (including federal and state securities laws) and as otherwise determined appropriate by the Board to maintain an orderly trading market for the securities of Mrs. Fields.

(c)                                  Determination of Performance Unit Value.  The Performance Unit Value means the value of one share of Common Stock as determined in good faith by the Board upon consideration of the merger consideration, the sales price, or the public offering price, as the case may be; and if the Board determines the need, upon the advice of a reputable, independent investment banking firm or business valuation firm with expertise in valuing businesses of similar size to Mrs. Fields.

(d)                                 Withholding of Taxes.  Mrs. Fields may, in its discretion, withhold from any payment under the Plan an amount sufficient to satisfy all current or estimated future federal, state and local income tax withholding and the Participant’s portion of any employment taxes relating thereto.

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(e)                                  Satisfaction of Obligations.  Upon any payout of the amounts contemplated by Section 6(a) above, all obligations of Mrs. Fields to pay any amounts required under the Plan shall be deemed satisfied, and Mrs. Fields shall have no further obligation to make any payment in connection with the Performance Units or perform any other obligation hereunder.

7.                                      Forfeiture of Performance Units.

Performance Units granted to a Participant shall be forfeited and shall be of no further force or effect as to that Participant as of the date a Participant’s employment with Mrs. Fields is terminated voluntarily by the Participant or terminated by Mrs. Fields for “cause,” unless not later than 30 days after such termination date, the Committee determines, in its sole discretion, that the Participant’s Performance Units (or any portion thereof) shall not be forfeited.  For purposes of the Plan only, termination for “cause” means the Participant’s employment with Mrs. Fields (or any of its affiliates) is terminated as a result of (i) the Participant committing a criminal offense classified as a felony, (ii) the Participant’s failure to perform the Participant’s duties that is not cured within 20 days after written notice of the failure to perform is given to the Participant, or (iii) the Participant’s breach of any agreement to which Mrs. Fields (or its affiliates) is a party that is not cured within 20 days after written notice of the breach is given to the Participant.  Except as expressly set forth in the Plan or the Performance Unit Grant Agreement, the Performance Units granted to a Participant cannot be forfeited for any reason, including without limitation upon death, or disability.  For purposes of this Section 7, the Committee, in its discretion, shall determine the conditions and circumstances that shall constitute a “disability.”

8.                                      Miscellaneous Provisions.

(a)                                  No Right of Employment.  No employee or other person shall have any claim or right to be granted an award under the Plan.  Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Mrs. Fields.

(b)                                 Effective Date of Plan.  The Plan is adopted by the Board and effective as of May 25, 2004 (the “Effective Date”).

(c)                                  Captions.  The use of captions in the Plan is for convenience only.  The captions are not intended to provide substantive rights.

(d)                                 Governing Law.  The validity and construction of the Plan and the instruments evidencing the Performance Units granted hereunder shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Utah.

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EXHIBIT A

PERFORMANCE UNIT GRANT AGREEMENT

This Performance Unit Grant Agreement (this “Agreement”) is dated as of                                 between Mrs. Fields’ Companies, Inc., a Delaware corporation (“Mrs. Fields”), and                                           (the “Participant”).

BACKGROUND

A.                                   Mrs. Fields has adopted the Mrs. Fields’ Companies, Inc. Phantom Stock Plan (the “Plan”).

B.                                     Mrs. Fields has, pursuant to the Plan, named the Participant as a participant in the Plan and desires to award certain Performance Units to the Participant.

C.                                     It is a requirement of the Plan that this Agreement be delivered to and executed by both parties to evidence the Performance Units granted to the Participant.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as set forth below.

1.                                      Defined Terms.

Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Plan.

2.                                      Grant of Award.

Effective on the date hereof, Mrs. Fields hereby grants to the Participant                            Performance Units under the Plan (the “Award”).  The Award will be credited to the Account to be maintained by Mrs. Fields for the Participant.  No Award of Performance Units under the Plan or this Agreement entitles the Participant to any dividend or voting rights or any other rights of a shareholder with respect to any Common Stock.

3.                                      Term of the Award.

The term of the Award shall be subject to the Plan.

4.                                      Amount, Manner and Form of Payment.

The amount, manner, and form of payment are governed by the Plan.

5.                                      Covenant Not to Compete.

(a)                                  Covenant.  The Participant hereby covenants and agrees that, while the Participant is employed by Mrs. Fields or any of its affiliates and during a period of twelve months following the date the Participant’s employment with Mrs. Fields or any of its affiliates is terminated and the Participant is no longer employed by Mrs. Fields or any of its affiliates (the date of such termination shall be identified in this Agreement as the “Termination Date”), the Participant will not directly or indirectly compete (as defined in Section 5(b)below) with Mrs. Fields or its affiliates in any geographic area in the United States in which Mrs. Fields or its affiliates now do business or in which Mrs. Fields does business as of the effective date of the termination of the Participant’s employment.  It is the intention of Mrs. Fields and the Participant that this provision be interpreted to only prevent actual competitive harm to Mrs. Fields and not otherwise hinder or restrict the Participant in the Participant’s efforts to find continued employment in the Participant’s field of training and expertise.

(b)                                 Direct and Indirect Competition.  As used herein, the phrase “directly or indirectly compete” shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any business (other than Mrs. Fields’) which is the same as, or similar to, or competitive with any business conducted or to be conducted by Mrs. Fields or any of Mrs. Fields’ subsidiaries as of the Termination Date; provided, however, that this prohibition shall not apply to ownership of less than five percent (5%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

(c)                                  Non-solicitation, Non-Hire, and Non-Disparagement.  The Participant hereby agrees that, while the Participant is employed by Mrs. Fields or any of its affiliates, and, during a period of twelve months following the Termination Date, the Participant will not, directly or indirectly, through an affiliate or otherwise, for the Participant’s account or the account of any other person, (i) solicit business substantially similar to the business of Mrs. Fields from any person that as of the Termination Date is or was a customer, franchisee, vendor, supplier, agent, advisor or consultant of Mrs. Fields, whether or not the Participant had personal contact with such person during and by reason of the Participant’s employment with Mrs. Fields or its affiliates; (ii) in any manner induce or attempt to induce any employee of Mrs. Fields or its affiliates to terminate his or her employment with Mrs. Fields or any of its affiliates; (iii) hire, employ or in any other manner attempt to engage the services of any person formerly employed by Mrs. Fields if the period of time since the termination of such person’s employment with Mrs. Fields is, as of the date of the subject hiring, employment or other attempt to engage the services of such person, less than 12 months; (iv) materially and adversely interfere with the relationship between Mrs. Fields or its affiliates and any employee, contractor, franchisee, supplier, vendor, customer, agent, advisor, consultant, representative or shareholder of Mrs. Fields or any of its affiliates; or (v) disparage, denigrate or defame Mrs. Fields, its affiliates and/or related persons, or any of their business products or services.

(d)                                 Jurisdiction.  For the sole purpose of enforcement of Mrs. Fields’ rights under this Section 5, Mrs. Fields and the Participant intend to and hereby confer jurisdiction to enforce the restrictions set forth in this Section 5 (the “Restrictions”) upon the courts of any jurisdiction within the geographical scope of the Restrictions.  If the courts of any one or more of such jurisdictions hold the Restrictions unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Mrs. Fields and the Participant that such determination not bar or in any way affect Mrs. Fields’ rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Restrictions, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.  In the event of any litigation between the parties under this Section 5, the court shall award reasonable attorneys fees to the party which prevails by enforcing the provisions of this Agreement.

6.                                      Confidential Information.

(a)                                  Definition.  The term “Confidential Information” shall mean and include any information, including a formula, pattern, compilation, program, source code, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) that is the subject of efforts that are reasonable under the circumstance to maintain its secrecy.  Information that may be included in Confidential Information includes matters of a technical nature (including know-how, computer programs, software, source-code, accounting methods, and documentation), matters of a business nature (such as information about contract forms, costs, profits, Mrs. Fields’ or its affiliates’ employees, promotional methods, markets, market or marketing plans, sales, and client accounts), plans for further development, and any other information meeting the definition of Confidential Information set forth above.  Confidential information may also include any such information developed by the Participant for Mrs. Fields or its affiliates while an employee of Mrs. Fields or its affiliates.  “Confidential Information” does not include (i) information that is in the public domain at the time the information is acquired by the Participant, or (ii) information that later becomes public through no act or omission of the Participant.

(b)                                 Nondisclosure and Non-Use of Confidential Information.  The Participant agrees that all files, records (including electronic or digitals records), documents, and the like relating to any Confidential Information, whether prepared by the Participant or otherwise coming into the Participant’s possession, shall remain the exclusive property of Mrs. Fields, and the Participant hereby agrees to promptly disclose such Confidential Information to Mrs. Fields upon request and hereby assigns to Mrs. Fields any rights which he or she may acquire in any Confidential Information.  The Participant further agrees not to disclose or use any Confidential Information and to use the Participant’s best efforts to prevent the disclosure or use of any Confidential Information either during the term of the Participant’s employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing the Participant’s duties to Ms. Fields.  After the Participant’s employment with Mrs. Fields or any of its affiliates is terminated and the Participant is no longer employed by Mrs. Fields or any of its affiliates, the Participant shall promptly deliver to Mrs. Fields all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and the Participant shall not take from Mrs. Fields’ or its affiliates’ premises any such material or equipment or any reproduction thereof without the written consent of Mrs. Fields.

7.                                      Consideration; Enforceability.

The Participant acknowledges and agrees that his/her participation in the Plan and the opportunity to receive Awards thereunder constitutes full, fair and sufficient consideration for the obligations of the Participant hereunder, specifically including the covenants of the Participant set forth in Section 5 and Section 6 hereof.  If any of the provisions of Sections 5 or 6 hereof is held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of Section 5 or 6 hereof to preserve the enforceability hereof to the maximum extent then permitted by law.  In addition, the enforceability of Sections 5 and 6 hereof is also subject to the injunctive and other equitable powers of a court.

8.                                      No Rights as a Holder of Common Stock.

The Participant shall not have any rights or privileges of a holder of Common Stock with respect to any Performance Units.

9.                                      Participant’s Employment.

Nothing in this Agreement or the Plan confers upon the Participant any right to be employed by Mrs. Fields or interfere in any way with the right of Mrs. Fields, as the case may be, to terminate the Participant’s employment or to increase or decrease the Participant’s compensation at any time.

10.                               Remedies.

In the event of the Participant’s breach of any provision of this Agreement or failure to comply with any provision of the Plan, the Committee, in its discretion, may, at any time, terminate the Participant’s participation in the Plan.  Upon such termination, the Participant shall forfeit all Awards and any rights or privileges to which the Participant would otherwise be entitled under the Plan.  The decision of the Committee to terminate the Participant’s participation in the Plan (and the associated forfeiture of Awards granted to the Participant) shall not constitute an election of remedies and shall not limit or restrict the right or ability of the Committee, the Board or Mrs. Fields to exercise any other right or remedy to which it may be entitled, whether at law or in equity.

11.                               Notices.

All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)                                  if to Mrs. Fields, at:

Mrs. Fields’ Companies, Inc.

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121

Attention:  General Counsel

Facsimile: 801-736-5944

Telephone: 801-736-5710

(b)                                 if to the Participant, at the address (or facsimile number, if any) set forth on the signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such notice or communication will be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day after the date on which the piece of mail containing such communication is posted.

12.                               Miscellaneous

(a)                                  Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

(b)                                 Modification of Rights.  The rights of the Participant are subject to modification and termination only as provided in this Agreement and the Plan.

(c)                                  Governing Law.  This Agreement is executed and delivered in, and shall be governed by and construed in accordance with the laws of, the state of Utah without giving effect to any choice or conflicts of law provisions (whether in the state of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Utah.

(d)                                 Mutual Waiver Of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

(e)                                  Taxes. The Participant acknowledges that it is his/her obligation to satisfy any and all federal, state and local taxes attributable to the Participant’s participation in the Plan, and the receipt of any benefit thereunder.

(f)                                    Counterparts and Facsimile Execution.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

(g)                                 Entire Agreement; the Plan.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.  All of the provisions of the Plan, pursuant to which this Award is granted, are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the Plan, the Plan shall control.  The Participant hereby acknowledges receipt of a copy of the Plan.

(h)                                 Severability.  In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Performance Unit Grant Agreement as of the date first written above.

MRS. FIELDS:

MRS. FIELDS’ COMPANIES, INC.

Name:
Title:

PARTICIPANT:

Print Name:

Address:

Facsimile:

Telephone: